May 4, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read Item 4 of Form 8-K/A, dated April 12, 2004, of
 No Fire Technologies, Inc. We are in agreement with the statements contained therein.

We have no basis to agree or disagree with other statements of the registrant contained therein.

	Very truly yours,



	WISS & COMPANY, LLP



354 Eisenhower Parkway ( Livingston, NJ 07039
Phone (973) 994-9400 ( Fax (973) 992-6760 ( www.wiss.com